Exhibit 10.18

[Veracyte Letterhead]

January 27, 2010

Christopher Hall

Dear Chris,

We are uniformly impressed with your abilities and experience, and we are excited to extend an offer of employment. We hope you find the opportunity to be compelling and we look forward to having you join us as a member of our founding team. We believe we can provide an environment in which you may continue your professional growth while making key contributions to the success of Veracyte. We are, therefore, pleased to offer you the position of Chief Commercial Officer. Your responsibilities will be focused primarily on formulating and executing the Company’s sales and marketing strategy, building a top-tier customer service organization to support the achievement of short- and long-term business objectives, and other duties as assigned. This role is pivotal in helping the company achieve success. In this role, you will report to me. You should note that the Company may modify job titles and reporting relationships from time to time as it deems necessary.

The terms of this offer are as follows:

1.              You will receive a salary of $24,166.67 per month (which is $290,000 annually), less all applicable taxes and withholdings paid in accordance with Veracyte’s established payroll schedule, presently semi-monthly.

2.              Starting with the 2010 fiscal year and for each fiscal year thereafter, you will be eligible to receive an annual executive bonus of up to 20% of your then current annual salary. The bonus may be paid out in a combination of cash and stock option grants at the sole discretion of the Company’s Board of Directors. Any stock options granted will be granted at the fair market value on the date of grant and the number of the options granted will be determined at the sole discretion of the Company’s Board of Directors.

3.              You will be eligible for medical, dental and vision benefits, and participation in the Company’s 401(k) plan,which will be further detailed in a separate conversation with Human Resources.

4.               You will be eligible for paid time off and company paid holidays in accordance with Veracyte’s established policies. These and other policies are explained fully in the Company’s employee handbook.

5.              The Company’s Board of Directors has agreed to offer significant equity participation to the members of its founding team. Consistent with this philosophy, if you decide to join the Company, you will be granted the option to purchase 450,000 shares of the Common Stock of Veracyte as recommended and approved by the Company’s Board of Directors at its next regularly scheduled meeting following commencement of your full-time employment with Veracyte. The price per share will be equal to the fair market value of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. The vesting schedule will be 1/4 of the shares vesting on the first anniversary of your employment, and then 1/48  of the shares vesting each month for the next 36 months, subject to your continued service to the Company on each vesting date.

6.              If the Company terminates your employment with the Company for any reason Other Than Cause (as defined below)[, death or disability] within 24 months of your hire date, then subject to you signing a release and waiver of claims with the Company and Sections 6(d) and (e) below, you shall be entitled to receive the following severance: (i) reimbursement of the COBRA premiums for continued health and other insurance coverage pursuant to COBRA at the Company’s expense, for a period of six (6) months after such termination date; (ii) continuing payments of severance pay equal to your base salary, as then in effect, for a period of six (6) months from the date of such termination; and (iii) the unvested portion of your outstanding stock options that would normally vest over the following six (6) months from the date of such termination will immediately vest prior to such termination and become exercisable.

a.              “Other Them Cause” shall include, but not be limited to, the following:  (A) any purported termination of your employment by the Company which is not affected for Cause or (B) your resignation from the Company within thirty (30) days following the expiration of any Company cure period (as discussed below)  as a direct result of Constructive Termination as defined below.

b.             “Constructive Termination” shall be deemed to occur if there is, without your express written consent, a material reduction by more than twenty-five percent (25%) of your then current base compensation, provided, however, you may not resign for Constructive Termination without first providing the Company with written notice of such material reduction in your base compensation within ninety (90) days of such reduction and a reasonable cure period of not less than thirty (30)  days following the date of such notice and such reduction in your base compensation has not been cured during such cure period.

c.               Termination shall be for “Cause” in the event of the occurrence of any of the following:   (a) willful and repeated failure, after written notice, to follow the written policies of the Company or of the Board; (b) any conviction of a felony crime under the state or federal laws of the United States of America; (c) material breach of any material provision of any confidentiality agreements; or (d) your willful failure to comply with a material instruction of the Company or its Board given in good faith.

d.               The receipt of any severance benefits pursuant to this offer letter will be subject to your signing and not revoking a release and waiver of claims in a form reasonably acceptable to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”).  If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to severance benefits under this offer letter.  No severance benefits will be paid or provided until the Release becomes effective and irrevocable.  Upon the Release becoming effective, any payments delayed from the date you terminate employment through the effective date of the Release will be payable in a lump sum without interest as soon as administratively practicable after the Release becomes effective and irrevocable and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit. In the event the termination occurs at a time during the calendar year where the Release could become effective in the calendar year following the calendar year in which your termination occurs, then any severance payments under this letter that would be considered Deferred Compensation (as defined below)  will be paid on, or in the case of installments, will not commence until, the 60th day after your termination date, or, if later, the Deferred Compensation Delayed Payment Date (as defined below).

e.                The foregoing provisions are intended to comply with the requirements of Code Section 409A and the final regulations and official guidance promulgated thereunder (“Section 409A”) so that none of the payments and benefits to be provided hereunder will be subject to the additional penalty tax imposed under Section 409A, and any ambiguous terms herein will be interpreted to so comply.  The Company agrees to work together with you in good faith to consider any and all amendments to this offer letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax, interest penalty or accelerated income recognition prior to actual payment to you under Section 409A. Notwithstanding anything to the contrary in this offer letter, no severance payments or severance benefits payable to you upon termination of employment, if any, when considered together with any other severance payments or separation benefits that are considered deferred compensation (“Deferred Compensation”) will be payable until you have a “separation from service” within the meaning of Section 409A. Further, if at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following your termination of employment, or your death, if earlier (the “Deferred Compensation Delayed Payment Date”).

7.              In accordance with Federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. This documentation must be provided to the Company within three (3) business days of your date of hire, or the Company may terminate its employment relationship with you.

8.              In accordance with the law, employment with the Company is at-will, and may be terminated at any time by you or the Company, with or without cause and with or without notice.  However, if employment is terminated by you, the Company requests that you provide a minimum two weeks’ notice, or as much notice as possible.

9.              Employment with the Company is contingent upon your signature of, and compliance with, its At-Will Employment, Confidential Information and Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment with the Company, as well as non-disclosure of Company proprietary information.  This agreement outlines, among other provisions, a requirement for resolution by binding arbitration of any dispute arising out of our employment relationship.  This arbitration requirement is described in detail in the aforementioned agreement, a copy of which is enclosed with this offer.  A signed copy of this agreement must be received by the Company prior to your first day of employment.

10.       This offer is also contingent upon a successful completion of your background check.

To accept the Company’s offer, please sign and date this letter in the space provided below.  A duplicate original is enclosed for your records. This offer of employment expires on Monday, February 1, 2010. If you accept our offer, your start date is anticipated to be as soon as possible, but in no event later than Monday, March 15, 2010. This letter, together with any agreements relating to proprietary rights as herein described, sets forth the terms of your employment with the Company, and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter including, but not limited to, its at-will employment provision, may not be modified or amended except by written agreement signed by an Officer of the Company and you.

We look forward to your acceptance of this offer, and to working with you at Veracyte, Inc. If you have any questions about this offer or its terms, please feel free to contact me directly at 650-243-6302.

Sincerely,

/s/ Bonnie Anderson
Bonnie Anderson
Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Christopher Hall
Printed Name:	Christopher Hall
Date:	Jan 28, 2010

Enclosures:                                  Duplicate Original letter, At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement